Exhibit 10.1

June 3, 2014

CONTRACT MANUFACTURING AGREEMENT

This CONTRACT MANUFACTURING AGREEMENT (“Agreement”) is entered into as of May 30, 2014 (“Effective Date”) by Amrep, Inc., a company organized under the laws of the State of Delaware with its principal place of business at c/o Zep Inc., 1310 Seaboard Industrial Blvd., Atlanta, GA 30318 and doing business as “Zep Commercial Sales & Service” (“Zep”), and Apollo Technologies, Inc., a company organized under the laws of the State of Georgia with its principal place of business at 1850 South Cobb Industrial Blvd., Smyrna, GA 30082 (“Apollo”) (Zep and Apollo are referred to collectively as the “Parties”). As used in this document the term “Agreement” shall include all exhibits attached hereto and all supply orders issued hereunder.

1.                                      Subject Matter; Background

a.                                      Zep and Apollo are entering into this Agreement because Zep’s aerosol manufacturing facility located in Marietta, Georgia was damaged by fire and, as a result, Zep will be unable to manufacture its aerosol products at its facility for an indefinite period of time. Therefore, Apollo agrees to provide contract manufacturing services on behalf of Zep for certain aerosol products (as from-time-to-time agreed by the Parties, the “Products”) for Zep and Zep agrees to pay Apollo for those services to supply such aerosol products to Zep. Zep currently estimates that it will require that Apollo supply between approximately 3.5 million and approximately 5.0 million aerosol cans per month, comprised of products of the following types: solvent-based parts cleaners, adhesives, air fresheners, insecticides and jan/san cleaning products. Apollo acknowledges that timely delivery of the required quantities of the Products is of significant importance to Zep. Apollo represents that it is capable of delivering such quantities of the Products and that it will use its commercially reasonable efforts to accommodate Zep’s requirements for such quantities of the Products.

b.                                      Apollo agrees to provide contract manufacturing services on behalf of Zep to supply the Products using the formulae and specifications provided by Zep and agrees that such formulae and specifications are “trade secrets” within the meaning of the Georgia Trade Secrets Act, O.C.G.A. §§ 10-1-760 through 10-1-767 (2011). Apollo in supplying the contract manufacturing service to manufacture for Zep its Products will adhere to Zep’s formulae and specifications for its Products that Zep provides to Apollo. Such trade secrets are, and other information to be provided by Zep to Apollo hereunder is, “Confidential Information” as defined in that certain Mutual Confidentiality Agreement, dated as of May 26, 2014 between the Parties, which the Parties agree remains in full force and effect as of the Effective Date. However, nothing in this Agreement will make any specification, formulae, information or data fall within the category of “Confidential Information” if same is subject to paragraph “2. Exclusions” of said Mutual Confidentiality Agreement.

2.                                      Term

The term of this Agreement shall commence on the Effective Date and shall continue indefinitely until either side terminates it pursuant to Section 12.

3.                                      Specification of Products and Prices

a.                                      As promptly as practicable following the Effective Date, Zep will provide to Apollo a list of the Products and the specifications and formulae for Zep’s Products to be contract manufactured by Apollo. As promptly as practicable after its receipt of such information, Apollo will notify Zep of the prices that it proposes to charge for its services to contract manufacture on behalf of Zep its Products. Unless otherwise requested by Zep, the price for the services to supply Zep’s Products will be quoted on the basis of individual units (i.e., finished aerosol cans) of the Product. Within two business days of its receipt of proposed prices, Zep will indicate its acceptance or rejection of the proposed prices. If Zep rejects a proposed price, it will propose an alternate price. Apollo will indicate its acceptance or rejection of a proposed alternate price within two business days of receipt. If Apollo and Zep are then unable to agree on a price within two business days, the corresponding Product will be excluded from this Agreement. As Zep and Apollo agree on Products and prices, the agreed Products and prices will be described by Zep in reasonable detail in a document, which may be an Excel spreadsheet. Zep will send the document to Apollo by e-mail and, if Apollo agrees with the document, Apollo shall so indicate by reply e-mail to Zep. The document shall constitute a supplement to this Agreement. The Parties acknowledge that the circumstances may require that Zep provide the information with respect to the Products described above on multiple occasions rather than providing it all at one time. If so, the Parties will follow the process described above with respect to each occasion on which Zep provides such information.

b.                                      The initial unit prices for the Products determined as provided above in Section 3.a., will be reviewed every 30 days during the term to determine adjustments for raw material cost increases/decreases. If the Parties fail to reach mutual agreement within 15 days of a Product unit price change, Apollo may then terminate supply of that Product with right of payment under Section 8. Price changes mutually agreed to by the Parties shall be evidenced by an exchange of e-mails that clearly evidences the intent of the Parties to revise the prices. Such e-mail exchanges shall constitute a supplement to this Agreement. Such price changes shall take effect immediately, unless the Parties agree otherwise.

4.                                      Forecast

a.                                      On or before five (5) days before the end of the month following the Effective Date, and on or before five (5) days before the end of each subsequent month, Zep will provide a sixty (60) day forecast (the “Forecast”) of Zep’s requirements for its Products during the expected term of this Agreement, specifying in reasonable detail its Products that it wants Apollo to supply, including the quantities and the requested delivery dates if available. As promptly as practicable after its receipt of the Forecast, Apollo will notify Zep as to whether it is able to supply to Zep the Products in the quantities and on the schedule provided in the Forecast. If Apollo rejects the proposed Forecast, in whole or in part, it will propose an alternate Forecast, in whole or in part, as the case may be. Zep will indicate its acceptance or rejection of a proposed alternate Forecast within two business days of receipt. If Apollo and Zep are then unable to agree on a Forecast within two business days, the corresponding Product will be excluded from this Agreement. As Zep and Apollo agree on the Forecast, the agreed Products, quantities and delivery dates will be described by Zep in reasonable detail in a document, which may be an Excel spreadsheet. Zep will send the document to Apollo by e-mail and, if Apollo agrees with the document, Apollo shall so indicate by reply e-mail to Zep. The document shall constitute a supplement to this Agreement. The Parties acknowledge that the circumstances may require that Zep provide the information with respect to the Forecast described above on multiple occasions rather than providing it all at one time. If so, the Parties will follow the process described above with respect to each occasion on which Zep provides such information.

b.                                      If Zep’s requirements for how and when it wants Apollo to supply Zep’s Products to Zep change during the term of this Agreement, Zep will provide prompt notice of such change to Apollo. Promptly following receipt of a revision of the Forecast, Apollo will notify Zep as to whether Apollo is capable of supplying Zep the Products in accordance with the revised Forecast. If Apollo is unable to do so, Apollo will promptly advise Zep of the quantities that Apollo is able to supply and the date on which Apollo is able to deliver them, which quantities will not be less than the quantities set forth in the original Forecast and which delivery dates will not be later than the delivery dates set forth in the original Forecast. Zep authorizes Apollo to purchase chemical and packaging raw materials based upon Zep’s forecast.

5.                                 Delivery and Payment Terms

The Products shall be supplied to Zep and Zep will pay for Apollo’s services to manufacture on behalf of Zep its Products on the basis of FOB Apollo’s plants. Zep will pay each supply service invoices received from Apollo on a Net, 30 days basis. If Zep disputes the amount of any invoice received from Apollo, it will advise Apollo within two business days of discovering the basis for the dispute and will work with Apollo to resolve the dispute as promptly as practicable and Apollo will issue credit within ten (10) days of mutual resolution of the disputed amount.

6.                                 Orders

Zep will place orders for the supply of its Products by submitting a supply order to Apollo. The type and quantity of the Products that Zep requires, and the date on which Zep requires delivery of such Products, will be specified in the supply orders. If Apollo cannot produce the required quantity of the Products by the required delivery date, Apollo shall so notify the Zep issuer of the supply order within two business days of receiving the supply order, and will propose an alternate quantity and/or an alternate delivery date as soon as practicable. Zep will immediately accept the proposed delivery date or propose another date. Upon agreement between Zep and Apollo regarding the delivery date, Zep will issue a revised supply order to Apollo.

7.                                 Transportation of Products

Apollo shall pack and label all of Zep’s Products in the manner specified by Zep. Zep will arrange for the transportation of its Products, at its expense, from Apollo’s dock to Zep’s customer or distribution center. Pack type pallet pattern to be determined by final BOM specifications (Zep Red Book).

8.                                   Surplus Products, etc.

Upon the termination of this Agreement, (i) Apollo shall cancel (if possible) open purchase orders with third parties for materials and components and, at Zep’s request, shall assign non-cancelable orders to Zep and (ii) Zep will purchase Apollo’s inventory of finished goods and raw materials, work-in-process, supplies and components that are unique to the Products. Zep will pay for the finished goods an amount equal to the agreed prices for such Products and Zep will pay for the raw materials, work-in-process, supplies and components an amount equal to 110% of Apollo’s documented cost. The provisions of this paragraph, applicable upon termination of this Agreement, do not negate the obligations of both Parties, as may be applicable, under Sections 9, 10 and 14, and the Mutual Confidentiality Agreement, dated as of May 26, 2014, which obligations continue after termination of this Agreement.

9.                                   Insurance

a.                                      Zep represents and warrants that (i) the insurance schedule attached as Exhibit A is an accurate description of its current insurance coverage; (ii) Zep has designated Apollo as an additional insured with respect to its applicable liablity insurance policies; and (iii) Zep will maintain such insurance in force and will pay when due all premiums with respect thereto during the term of this Agreement.

b.                                      Apollo represents and warrants that (i) the insurance schedule attached as Exhibit B is an accurate description of its current insurance coverage; (ii) Apollo has designated Zep as an additional insured with respect to its applicable liablity insurance policies; and (iii) Apollo will maintain such insurance in force and will pay when due all premiums with respect thereto during the term of this Agreement.

10.                                 Indemnity

a.                                      The Parties hereby agree to indemnify, defend and hold harmless each other and their respective successors, assigns, affiliates, partners, co-ventures, subsidiaries, shareholders, principals, agents, directors, officers and employees as now and hereafter constituted (collectively, the “Indemnified Parties”, and each individually an “Indemnified Party”), from and against any and all losses, claims, liabilities, obligations, damages (including, without limitation, any punitive or exemplary damages or consequential damages), costs (including, without limitation, any response costs and attorneys’ fees and costs), deficiencies, demands, judgments, suits, proceedings, disbursements, penalties and expenses of every kind, character and nature which any or all the Indemnified Parties may incur, suffer or be required to pay as set forth below:

(i)             a breaching party shall indemnify the other party, as set forth above, for any material breach of this Agreement;

(ii)          Apollo will indemnify Zep for any claims, demands, suits, investigations, proceedings or actions by any third party relating to or arising solely out of: the acts or omissions of Apollo in failing to follow Zep’s formulae, specification and art work or any error, omission or fault of Apollo in the performance of Apollo’s services under this Agreement outside of following Zep’s directions including adhering to Zep’s formulae, specification and art work;

(iii)       Zep will indemnify Apollo for any claims, demands, suits,

investigations, proceedings or actions by any third party relating to or arising solely out of: the acts or omissions of Zep in providing any directions to Apollo including instructions to follow Zep’s formulae, specifications and art work or any error, omission or fault of Zep in the handling, transportation, marketing or sale of a Product after Apollo’s delivery of the Product to Zep;

(iv)      infringement of any trade names, trademarks, copyrights or patents of any third party; however, Apollo shall have no indemnity obligations under this subpart to Zep arising out of Zep’s formulae, specification or art work that is provided by Zep to Apollo.

11.                               Compliance with Laws and Ordinances: Permits

a.                                      Each Party will be responsible for complying with all applicable federal, state, local and other laws, statutes, rules, regulations, ordinances, and guidance (including any amendments to any of the foregoing) applicable to manufacturing, distribution, sale, handling, disposal, and labeling of the Products, including, without limitation, any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, written authorization, written approval, written consent, order, consent agreement, or any applicable judicial or administrative decision relating to (i) pollution or the protection, preservation, remediation or restoration of health, safety or the environment or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any hazardous substances, including without limitation, the Toxic Control Substances Act (TSCA), 15 U.S.C. 2601, et seq., the Clean Water Act (CWA), 33 U.S.C. 1251, et seq., the Clean Air Act (CAA), 42 U.S.C. 7401 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901, et seq., Hazardous Materials Transportation Act (HMTA), 49 U.S.C. 5101, et seq., and Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), 7 U.S.C. 136, et seq.

b.                                      Zep will create and provide to Apollo labels for the Products or will provide electronic files of the artwork for the labels. All labels provided by Zep will comply with all applicable federal, state, local and other laws, statutes, rules, regulations, and ordinances, including without limitation the standards established by the American National Standards Institute (ANSI), as well as applicable Department of Transportation (DOT) hazardous materials regulations at 49 C.F.R. Parts 171-180, including descriptions, hazard warnings and disposal instructions. Zep will also create/provide MSDS for the Products. Ultimate responsibility for any MSDS or labels created by Zep for the Products will solely belong to Zep. In the event Apollo deviates from Zep created/approved labels or MSDS, Apollo will be responsible for such deviated label or MSDS.

c.                                       Each Party shall obtain and maintain at its expense at all times during the term of this Agreement all permits, licenses, orders, authorizations, certifications, registrations and approvals required by any governmental authority necessary for it to perform the manufacture, distribution, sale, handling, storage, transport, use and disposal of the Products, as applicable.

12.                            Termination

a.                                      Termination for Failure to Provide Quality Products in a Timely Manner: If at any time during the term of this Agreement, Apollo does not provide high quality Products at the agreed upon delivery times, Zep may terminate its purchase obligations to Apollo in whole or in part without further obligations under this Agreement other than as set forth in Section 8. Zep shall provide written notice to Apollo of such termination that identifies the reason(s) for termination and specifies a termination date of at least ten business days after the date of notice.

b.                                      Termination Due to Insolvency: If during the Term of this Agreement, Apollo or Zep becomes insolvent or bankrupt, or bankruptcy or insolvency proceedings are filed by or against Apollo or Zep under either federal or state law (an “Insolvent Party”), then the party that is not the Insolvent Party (“Non-Insolvent Party”) may terminate this Agreement immediately by sending the Insolvent Party written notice thereof. Such termination shall be effective as of the date of the written notice, and the Non-Insolvent Party shall have no further obligation for payment under this Agreement other than as set forth in Section 8.

c.                                       Termination Due to Breach of Agreement: If a party breaches this Agreement (“Breaching Party”) in any particular, then the other party (“Non-Breaching Party”) may terminate this Agreement immediately by sending the Breaching Party written notice thereof. Such termination shall be effective as of the date of the written notice, and the Non-Breaching Party shall have no further obligations under this Agreement other than as set forth in Section 8.

d.                                      Termination for any Reason. Either Apollo or Zep may terminate this Agreement with 90 days written notice for any reason. The provisions of Section 8 will apply to any termination of this Agreement under this Section 12.d.

13.                            Records

Each party shall maintain complete and accurate records with respect to all Products and services provided to the other party. All written records shall be retained for a period of three years from the completion date of this Agreement.

14.                            Covenant regarding Employees

During the term of this Agreement and for a period of 365 consecutive days following termination of this Agreement, Zep will not solicit to hire any employee now or subsequently employed by Apollo without Apollo’s prior written consent. During the term of this Agreement and for a period of 365 consecutive days following termination of this Agreement, Apollo will not solicit to hire any employee now or subsequently employed by Zep without Zep’s prior written consent.

15.                            Entire Agreement; Waiver

This Agreement constitutes the entire Agreement between the parties, and, except as otherwise provided in Sections 3 and 4, no agreement or other understanding amending, adding to or omitting terms and conditions from this Agreement shall be binding until made in writing and signed by Zep and Apollo. This Agreement may not be modified orally. A party’s failure to enforce any of the provisions of this Agreement at any time shall not be construed as a waiver of such provisions, or in any way affect the validity of this Agreement.

16.                          Applicable Law and Severability

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia, other than its conflict of laws principles. Each party agrees and acknowledges that the sole and exclusive forum for litigation arising under or related to this agreement shall be the state or federal court of competent jurisdiction venued in the principal place of business of the party named a defendant in such action. In any such action, the prevailing party as judicially determined shall be entitled to recover reasonable attorneys’ fees and cost. Prior to initiating any such action, each party shall give written notice not less than ten days to the other of the claim intended to be asserted, and shall participate not more than ten days thereafter, in mediation, each party shall be represented by its president or chief financial officer, at the office of the party against whom the claim has been made, in a good faith effort to resolve any such dispute, which mediation is acknowledged and agreed to be an express condition precedent to either party’s right to initiate judicial action.

In the event that any provision contained in this Agreement shall be found invalid or unenforceable, the balance of the Agreement shall remain in full force and effect.

17.                          Assignment of Agreement

Neither party shall assign this Agreement or any of its rights, benefits, duties, nor obligations hereunder to a third party without the written consent of the other party, which consent shall not be unreasonably withheld.

18.                          Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one single agreement between the parties. The parties may exchange executed counterparts of this Agreement by facsimile or by electronic transmission of .pdf files comprising scanned copies of this Agreement. Each of such .pdf files shall be deemed an original of this Agreement and all of them taken together shall constitute one single agreement between the parties.

19.                          Notices

Notices to Apollo:

Apollo Technologies, Inc.

1850 South Cobb Industrial Blvd.
Smyrna GA 30082

Attn: Chris Callas, President

Notices to Zep:

Zep Inc.

Attn: General Counsel

1310 Seaboard Industrial Blvd.
Atlanta, GA. 30318

20.                          Survival

The parties hereto acknowledge and agree that the provisions of this Agreement necessary or desirable to enforce or interpret the provisions of Section 10 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

AMREP, INC.		APOLLO TECHNOLOGIES, INC.

By:	/s/ Jeff Fleck	By:	/s/ Chris Callas
	Name: Jeff Fleck		Name: Chris Callas
	Title: Vice President, Chief Supply Chain Officer		Title: President